Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

     (in thousands)

Earnings Calculation:

     Pre-tax income                $ 22,977
     plus: Fixed charges             55,842
                                     ------

     Total                         $ 78,819
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Fixed Charges Calculation:

     Interest expense              $ 55,842
                                     ------

     Total                         $ 55,842
                                     ======

Ratio                                  141%
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